Exhibit 99.1
MERCANTILE BANCORP DECLARES REGULAR QUARTERLY CASH DIVIDEND
OF NINE CENTS PER SHARE
QUINCY, Illinois, May 16, 2007 — Mercantile Bancorp, Inc. (AMEX: MBR), announced today that its Board of Directors has declared a regular quarterly cash dividend of nine cents per common share. The dividend is payable June 15, 2007 to stockholders of record at the close of business on June 1, 2007.
The Company said this dividend represents the sixth consecutive quarterly payment since the change in the Company’s policy that increased the quarterly dividend amount and eliminated the practice of paying a special year-end dividend, and the second payment at the current quarterly rate. It also noted that it has increased its dividend rate twice since the new policy went into effect. The Board of Directors considers the matter of dividends on a quarterly basis based on its assessment of the company’s financial performance.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding Company with majority-owned subsidiaries consisting of three banks in Illinois, two banks in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in eight community banks in Missouri, Georgia, Florida, North Carolina and Tennessee. Further information is available on the Company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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